NEWS RELEASE
	Contact:	Christopher L. Boone
Chief Financial Officer
(936) 631-2749
FOR IMMEDIATE RELEASE
DRG&E
Jack Lascar / 713-529-6600
Anne Pearson / 210-408-6321

LUFKIN INDUSTRIES ELECTS
RICHARD R. STEWART TO ITS BOARD OF DIRECTORS

LUFKIN, Texas - August 7, 2009 – Lufkin Industries, Inc. (NASDAQ: LUFK) announced today the election of Richard R. Stewart to its Board of Directors.  Mr. Stewart, age 59, brings significant industry and director experience to Lufkin’s Board.  He served as President and Chief Executive Officer of GE Aero Energy, a division of GE Energy, and as an officer of General Electric Company, from 1998 until his retirement in December 2006.  From 1972 to 1998, Mr. Stewart served in various positions of increasing responsibility at Stewart & Stevenson Services, Inc., including Group President and member of the Board of Directors.  Mr. Stewart currently serves on the boards of Kirby Corporation and Eagle Materials.  He has a degree in Finance from the University of Texas.

D.V. Smith, chairman of the board of Lufkin, commented, “We’re extremely pleased to welcome Rick to the Lufkin board.  His vast experience in the energy industry combined with his proven leadership as both an officer and a director should benefit Lufkin greatly.”

Lufkin Industries, Inc. sells and services oil field pumping units, foundry castings and power transmission products throughout the world.  The Company has vertically integrated all vital technologies required to design, manufacture and market its products.
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